Exhibit 99.1

BTCS Reaches $96.3 Million in Combined Crypto and Cash Market Value, Including 29,122 ETH Holdings

Year-to-Date Capital Raise of $62.4 Million Supports Execution of DeFi/TradFi Flywheel Strategy

Silver Spring, MD – (Globe Newswire – July 14, 2025) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company short for Blockchain Technology Consensus Solutions, announced today that it has raised $62.4 million year-to-date in minimally dilutive capital while expanding BTCS’s Ethereum holdings to 29,122 a 221% increase from year end 2024.

“By increasing our ETH per share while simultaneously driving meaningful revenue growth, we are building the premier Ethereum-focused public company,” said Charles Allen, CEO of BTCS. “BTCS stands apart in two keyways: first, our hallmark DeFi/TradFi flywheel, enables us to access capital at a low cost and deliver, leveraged exposure to Ethereum, and second our established track record, we’re the world’s oldest public blockchain company and have been laser focused on Ethereum infrastructure for nearly five years.”

Ethereum Holdings Snapshot

As of Friday, July 11, 2025, BTCS’s ETH holdings include:

●	Total ETH holdings: 29,122
●	ETH Market Value: $87.3 million at $3,000 per ETH
●	Staked ETH: 4,160 via Rocket Pool Nodes, 6,300 via Solo Nodes, 4,382 in staking queue
●	ETH posted to Aave as collateral: 14,280 with current annual earnings at approximately 2%

“We believe that BTCS is the most leveraged Ethereum play in public markets today,” said Allen. “Our vertically integrated block building and node operations are generating record revenue, and when combined with our unique financial structure, BTCS offers investors scalable, high-growth exposure to Ethereum.”

Sources of Capital

Capital raised this year includes a combination of equity, convertible debt, and DeFi-based borrowing, aligned with BTCS’s strategy of optimizing ETH exposure while managing dilution:

ATM Sales: $39.5 million (63%)
Above-Market Convertible Debt: $7.4 million (12%)
Aave Stablecoin Loans (DeFi): $15.5 million (25%)

Leverage Cap

To support scalable growth while managing risk, BTCS operates with a 40% Net Asset Value (“NAV”) leverage cap. This limit, encompassing the Company’s convertible debt and DeFi borrowing through Aave, is a cornerstone designed to enhance shareholder upside from Ethereum’s performance in a controlled manner. The following summarizes our estimated total assets, debt, and current debt-to-assets ratio as of July 11, 2025:

●	Total Crypto & Cash Assets: $96.3 million
●	Total Debt: $22.9 million
●	Current Debt-to-Assets Ratio: 24%

DeFi/TradFi Accretion Flywheel

BTCS is pioneering its distinctive capital formation strategy, coined the DeFi/TradFi flywheel, which is designed to utilize both decentralized and traditional finance to scale ETH holdings, leverage the Company’s vertically integrated operations, and ultimately drive shareholder value.

This structure is designed to enable BTCS to grow revenue efficiently while maintaining transparency in our operations.

Capital Structure Overview

To help investors accurately assess BTCS’s intrinsic value and compare it with peers, we provide the following breakdown of our capital structure. This summary provides additional information to supplement our SEC filings.

Equity Instrument	Outstanding	Fully Diluted
Common Shares	30,804,144	30,804,144
Common Shares - Subject to Forfeiture	1,149,801	1,149,801
Convertible Debt (Conversion Price = $5.85)		1,334,679
2025 Convert Warrants (Exercise Price = $2.75, exp. 5/13/2030)		988,766
2021 RD Warrant (Exercise Price = $11.50, exp. 3/4/2026)		712,500
Employee Options (Weighted Average Exercise Price = $2.22)		1,561,410
Series V Preferred Stock (1)		16,004,738
Total	31,953,945	52,556,038

(1) Shareholders have authorized the board to convert to common stock. This includes approximately 1.1 million shares held by insiders, subject to forfeiture if market capitalization performance milestones are not met.

About BTCS:

BTCS Inc. (Nasdaq: BTCS) is a U.S.-based blockchain infrastructure technology company currently focused on driving scalable revenue growth through its blockchain infrastructure operations. BTCS has honed its expertise in blockchain network operations, particularly in block building and validator node management. Its branded block-building operation, Builder+, leverages advanced algorithms to optimize block construction for on-chain validation, thus maximizing gas fee revenues. BTCS also supports other blockchain networks by operating validator nodes and staking its crypto assets across multiple proof-of-stake networks, allowing crypto holders to delegate assets to BTCS-managed nodes. In addition, the Company has developed ChainQ, an AI-powered blockchain data analytics platform, which enhances user access and engagement within the blockchain ecosystem. Committed to innovation and adaptability, BTCS is strategically positioned to expand its blockchain operations and infrastructure beyond Ethereum as the ecosystem evolves. Explore how BTCS is revolutionizing blockchain infrastructure in the public markets by visiting www.btcs.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our fundraising goals, driving meaningful revenue growth, Ethereum infrastructure operations, leverage strategies, and potential business growth. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon assumptions and are subject to various risks and uncertainties, including without limitation market conditions, regulatory issues and requirements, unanticipated issues with our At-The-Market Offering facility, unexpected issues with Builder+, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2024 which was filed on March 20, 2025. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations:

Charles Allen – CEO

X (formerly Twitter): @Charles_BTCS

Email: ir@btcs.com